SciClone Reports Results for Fourth Quarter and Year-End 2005

SAN MATEO, CA -- 03/01/2006 -- SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported results for the fourth quarter and full year ended December 31, 2005. For the fourth quarter 2005, revenues from the sale of ZADAXIN®, SciClone's lead product, increased by 22% to $7,314,000, compared with revenues of $5,985,000 reported for the fourth quarter 2004. For the full year ended December 31, 2005, product revenues increased by 22% to $27,842,000, compared with product revenues of $22,765,000 for 2004. The increase in product revenues for the fourth quarter and year ended December 31, 2005 is primarily attributable to an increase in the quantity of ZADAXIN sold to the China market, which accounts for approximately 91% of overall ZADAXIN sales.

Net loss for the fourth quarter 2005 totaled $1,625,000, or $0.04 per share, a decrease of 30% from the net loss of $2,355,000, or $0.05 per share, for the fourth quarter 2004. For the full year ended December 31, 2005, net loss was $7,713,000, or $0.17 per share, a 42% decrease from the net loss of $13,278,000, or $0.30 per share, for the full year ended December 31, 2004.

"We are pleased with the increasing trend in sales of ZADAXIN to China, a market where ZADAXIN is approved for hepatitis B and is used extensively in the oncology and intensive care settings," said Ira D. Lawrence, M.D., President and Chief Executive Officer of SciClone Pharmaceuticals, Inc. "As we continue in 2006, we intend to build on our strong reputation in China by devoting additional resources to expand our product offerings and our development and regulatory capabilities in that market. At the same time, we continue to advance our clinical pipeline. We expect additional ZADAXIN melanoma results later this year and we expect to meet with regulatory authorities to finalize plans for phase 3 trials. In addition, we plan to initiate a phase 1 study evaluating oral formulations of SCV-07 in the second quarter of this year and to begin phase 2a studies for SCV-07 starting in the second half of this year."

Contract revenue for the fourth quarter 2005 was $90,000 compared with $134,000 for the fourth quarter 2004. For the full year ended December 31, 2005, contract revenue totaled $492,000, compared with $1,631,000 for the full year ended December 31, 2004. Contract revenue for the full year ended December 31, 2004 included a $1,000,000 milestone payment from Sigma-Tau, SciClone's European marketing and development partner for ZADAXIN.

Research and development expenses for the fourth quarter 2005 totaled $3,213,000, a 28% decrease from $4,442,000 for the fourth quarter 2004. Research and development expenses for the full year ended December 31, 2005 were $14,406,000, a 20% decrease from $17,994,000 for the full year ended December 31, 2004. These decreases are mainly attributable to the reduction in expenses associated with SciClone's U.S. phase 3 hepatitis C trials.

General and administrative (G&A) expenses for the fourth quarter 2005 were $1,944,000, a 51% increase from $1,289,000 for the fourth quarter 2004. G&A expenses for the full year 2005 were $7,457,000, an 18% increase from $6,311,000 for the full year 2004. The increase in the fourth quarter 2005 was due to higher salary expenses, increased legal costs and accounting fees, and a reversal of a bad debt expense of $186,000 that lowered G&A expenses in the fourth quarter of 2004. The increase in G&A expenses for 2005 are primarily attributed to increased legal costs, and accounting fees, and the expensing of stock price-based options.

Cash, cash equivalents and short-term investments totaled $42,256,000 at December 31, 2005, compared with $49,524,000 at September 30, 2005 and $51,299,000 at December 31, 2004. Part of the decrease in cash, cash equivalents and short-term investments is attributable to the repayment of a $4 million convertible note in December 2005.

Financial Guidance for Full Year 2006

Based on SciClone's current plans for operations and clinical development, the Company estimates that revenues from the sale of ZADAXIN for the full year 2006 will increase to approximately $32,000,000 driven primarily by continued growth in sales to China. Research and development expenses for the full year 2006 are estimated to be approximately $14,000,000 as new programs are advanced as described above and below. Net loss for the full year 2006 is estimated to be approximately $6,100,000, or $0.13 net loss per share.

In January 2006, the Company adopted Financial Accounting Standards Board Statement No.123 (revised 2004), "Share-Based Payment" (SFAS 123R) requiring share-based payments to employees and directors, including grants of stock options, to be recognized in statement of operations based on their fair values. Including SFAS 123R related charges, the Company estimates research and development expenses for the full year 2006 to be appoximately $14,800,000, and net loss for the full year 2006 to be approximately $8,900,000, or $0.19 net loss per share. SFAS 123R related expenses will be non-cash charges.

Cash, cash equivalents and short-term investments at year-end 2006 are estimated to be approximately $29,000,000 including the repayment of $1,600,000 of convertible notes in March 2006.

Recent Clinical Development Highlights

SciClone recently completed phase 1 single and multi-dose escalation studies and achieved positive results demonstrating that SCV-07, its second drug candidate, appears to be safe and well tolerated in healthy volunteers. SCV-07 was administered subcutaneously in varying dose levels up to a dose of 1 mg/kg, approximately one thousand times the dose level utilized in a proof-of-concept tuberculosis trial in Russia, without any dose-limiting adverse effects.

Based on promising data from pre-clinical studies that demonstrated the oral bioavailability of SCV-07 in an animal model, SciClone plans to initiate a phase 1 clinical trial evaluating two oral formulations of SCV-07 in healthy volunteers in the second quarter of 2006. If this study yields favorable results, SciClone believes that the availability of an oral formulation of SCV-07 would considerably broaden the development opportunities for SCV-07. Additionally, based on pre-clinical data that suggest SCV-07's utility in a variety of clinical settings including viral and infectious diseases, SciClone intends to initiate phase 2a studies with the subcutaneous formulation of SCV-07 starting in the second half of this year.

Update on Mediation with Schering Plough KK (SPKK)

As part of the mediation process, SciClone and SPKK have exchanged and are exchanging certain information and are discussing issues for resolution. The mediation is expected to conclude by the end of March 2006. Should SciClone and SPKK be unable to come to a mutually satisfactory and fair resolution by the end of the mediation, it is expected that binding arbitration would commence soon thereafter.

Conference Call

SciClone will host a conference call at 11:30 a.m. ET (8:30 a.m. PT) today, Wednesday, March 1, 2006. The call will contain forward-looking statements. Financial and statistical information to be discussed in the conference call will be posted on the investor relations section of SciClone's web site at www.sciclone.com prior to the commencement of the conference call.

DATE:       Wednesday, March 1, 2006

TIME:       11:30 a.m. ET (8:30 a.m. PT)

WEBCAST:    Live call and replay accessible at www.sciclone.com

LIVE CALL:  877-502-9276 (U.S./Canada)
            913-981-5591 (international)
About SciClone

SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. SciClone's lead product ZADAXIN® is currently being evaluated in late-stage clinical trials for the treatment of malignant melanoma and hepatitis C. ZADAXIN is approved for sale in select markets internationally, most notably in China where SciClone has an established sales and marketing operation. SciClone's strategy is to leverage its advantage in China by in-licensing or acquiring the marketing rights to other products to market in this rapidly growing pharmaceutical market. SciClone's other drug development candidate is SCV-07, currently in early clinical development in the U.S. for the treatment of viral and other infectious diseases. For more information about SciClone, visit www.sciclone.com.

The information in this press release contains forward-looking statements including our expectations and beliefs regarding future sales and financial results for 2006, and progress and results of our clinical trials. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, goals, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including changes in demand for ZADAXIN, developments in our dispute with SPKK, the progress or failure of clinical trials, our actual experience in executing on our objectives, the performance of our partners, maintenance of the sufficiency and eligibility of the enrolled patient population, unanticipated delays or additional expenses incurred during our clinical trials, our future cash requirements, delays in analyzing and synthesizing data obtained from clinical trials, future actions of our strategic partners, unexpected delays in preparation for enrollment, future actions by the U.S. Food and Drug Administration or equivalent regulatory authorities in Europe and the fact that experimental data and clinical results derived from studies with a limited group of patients may not be predictive of the results of larger studies, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission.

                          SCICLONE PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                      Three months ended               Year ended
                         December 31,                  December 31,
                     2005           2004           2005           2004
                 ------------   ------------   ------------   ------------

Product sales    $  7,314,000   $  5,985,000   $ 27,842,000   $ 22,765,000
Contract revenue       90,000        134,000        492,000      1,631,000
                 ------------   ------------   ------------   ------------

Total revenues      7,404,000      6,119,000     28,334,000     24,396,000
Cost of product
 sales              1,375,000      1,148,000      4,875,000      4,577,000
                 ------------   ------------   ------------   ------------

Gross margin        6,029,000      4,971,000     23,459,000     19,819,000

Operating
 expenses:
  Research and
   development      3,213,000      4,442,000     14,406,000     17,994,000
  Sales and
   marketing        2,809,000      2,375,000     10,237,000      9,665,000
  General and
   administrative   1,944,000      1,289,000      7,457,000      6,311,000
                 ------------   ------------   ------------   ------------
Total operating
 expenses           7,966,000      8,106,000     32,100,000     33,970,000
                 ------------   ------------   ------------   ------------

Loss from
 operations        (1,937,000)    (3,135,000)    (8,641,000)   (14,151,000)

Interest and
 investment
 income (1)           386,000        901,000      1,273,000      1,285,000
Interest expense      (74,000)       (90,000)      (345,000)      (361,000)
Other income
 (expense), net             0        (31,000)             0        (51,000)
                 ------------   ------------   ------------   ------------

Net loss         $ (1,625,000)  $ (2,355,000)  $ (7,713,000)  $(13,278,000)
                 ============   ============   ============   ============
Basic and
 diluted net
 loss per share  $      (0.04)  $      (0.05)  $      (0.17)  $      (0.30)
                 ============   ============   ============   ============
Weighted average
 shares used in
 computing basic
 and diluted net
 loss per share    45,870,046     44,672,140     45,328,714     44,626,337
                 ============   ============   ============   ============

(1) For the three months and year ended December 31, 2004, interest and investment income included an approximate gain of $697,000 from sale of equity securities

                       SCICLONE PHARMACEUTICALS, INC.
                         CONSOLIDATED BALANCE SHEETS

                                  ASSETS

                                               December 31,    December 31,
                                                  2005            2004
                                              ------------    ------------
                                               (unaudited)
Current assets:
  Cash and cash equivalents                   $ 25,845,000    $ 41,204,000
  Restricted short-term investments                692,000         700,000
  Other short-term investments                  15,719,000       9,395,000
  Accounts receivable, net of allowance of
   $82,000 in 2005 and $452,000 in 2004          9,701,000      10,279,000
  Inventories                                    3,272,000       4,179,000
  Prepaid expenses and other current assets      1,890,000       1,478,000
                                              ------------    ------------
Total current assets                            57,119,000      67,235,000
Property and equipment, net                        380,000         398,000
Intangible assets, net                             472,000         542,000
Other assets                                     1,544,000       1,534,000
                                              ------------    ------------
Total assets                                  $ 59,515,000    $ 69,709,000
                                              ============    ============

                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                            $    626,000    $  1,733,000
  Accrued compensation and employee benefits     2,028,000       2,177,000
  Accrued professional fees                        642,000         452,000
  Other accrued expenses                         1,687,000       1,409,000
  Accrued clinical trials expense                1,658,000       1,500,000
  Deferred revenue                                 211,000         537,000
  Convertible notes payable                      1,600,000       4,000,000
                                              ------------    ------------
Total current liabilities                        8,452,000      11,808,000
Deferred revenue                                         -         134,000
Other long-term liabilities                              -       1,044,000
Convertible note payable                                 -       1,600,000
Commitments and contingencies
Stockholders' equity:
  Preferred stock; $0.001 par value;
   10,000,000 shares authorized; no
   shares outstanding in 2005 and 2004                   -               -
  Common stock; $0.001 par value; 75,000,000
   shares authorized; 45,877,420 and
   44,677,845 shares issued and outstanding
   in 2005 and 2004, respectively                   46,000          45,000
  Additional paid-in capital                   210,245,000     206,608,000
  Accumulated other comprehensive income            53,000          38,000
  Accumulated deficit                         (159,281,000)   (151,568,000)
                                              ------------    ------------
Total stockholders' equity                      51,063,000      55,123,000
                                              ------------    ------------
Total liabilities and stockholders' equity    $ 59,515,000    $ 69,709,000
                                              ============    ============

                    SCICLONE PHARMACEUTICALS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)

                                                       Year ended
                                                      December 31,
                                                  2005            2004
                                              ------------    ------------

Operating activities:
Net loss                                      $ (7,713,000)   $(13,278,000)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation and amortization                    230,000         215,000
  Non-cash expense related to employee stock
   options                                         472,000               -
  Other non-cash (income) expense, net             (15,000)         (3,000)
  Gain on sale of equity investment                      -        (697,000)
  Changes in operating assets and liabilities:
    Accounts receivable                            578,000        (137,000)
    Inventories                                    907,000       1,599,000
    Prepaid expenses and other assets             (447,000)        952,000
    Accounts payable and other accrued
     expenses                                   (1,329,000)       (912,000)
    Accrued compensation and employee
     benefits                                     (693,000)        737,000
    Accrued clinical trials expense                159,000        (389,000)
    Accrued professional fees                      190,000         (29,000)
    Deferred revenue                              (460,000)       (537,000)
    Long-term liabilities                                -         144,000
                                              ------------    ------------
Net cash used in operating activities           (8,121,000)    (12,335,000)
                                              ------------    ------------
Investing activities:
    Purchases of property and equipment           (119,000)       (196,000)
    Purchases of short-term investments, net    (6,285,000)        547,000
                                              ------------    ------------
Net cash (used in) provided by investing
 activities                                     (6,404,000)        351,000
                                              ------------    ------------
Financing activities:
  Proceeds from issuances of common stock,
   net of financing costs                        3,166,000         289,000
  Repayment of convertible note                 (4,000,000)              -
                                              ------------    ------------
Net cash (used in) provided by financing
 activities                                       (834,000)        289,000
                                              ------------    ------------

Net decrease in cash and cash equivalents      (15,359,000)    (11,695,000)
Cash and cash equivalents, beginning of year    41,204,000      52,899,000
                                              ------------    ------------
Cash and cash equivalents, end of year        $ 25,845,000    $ 41,204,000
                                              ============    ============

Corporate contact:
Becky Horner
Investor Relations
SciClone Pharmaceuticals, Inc.
650-358-3437